Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global ePoint, Inc.:

We consent to the incorporation of our report dated June 18, 2004, with respect to the statements of assets, liabilities, and divisional capital of AirWorks Electronic and Installation Division (a business unit of Greenick, Inc.) as of December 31, 2003 and 2002, and the related statements of operations, changes in divisional capital, and cash flows for the years then ended included in Amendment 1 of the Current Report (Form 8-K/A) for the acquisition of AirWorks Electronic and Installation Division.

/s/ MOORE STEPHENS WURTH FRAZER AND TORBET, LLP

Orange, California

July 12, 2004